EXHIBIT 4.6

                                 AMENDMENT NO. 1
                                       TO

                          CONSULTING SERVICES AGREEMENT

      THIS FIRST AMENDMENT TO CONSULTING SERVICES AGREEMENT, dated February 23, 2004 (the "First Amendment"), is by and between Mark Triesch (the "Consultant"), and NANNACO, Inc., a Texas corporation (the "Client").

                                    RECITALS

      A. The Consultant and the Client entered into a Consulting Services Agreement dated January 12, 2004, a copy of which is attached hereto as Exhibit A (the "Agreement"), pursuant to which the Consultant agreed to provide certain consulting services to the Client.

      B. Client and Consultant wish to amend Sections 1 and 2 of the Agreement to provide for additional consideration in exchange for additional consulting services, to provide for certain transfer restrictions relative to the shares to be issued to the Consultant by the Client and include certain representations and warranties by the Consultant.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements, representations, warranties and covenants contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

A. Section 1 of the Agreement shall be deleted in its entirety and shall read as follows:

"1.   Services of Consultant.

      Consultant agrees to perform for Client the Services. As such Consultant will provide bona fide services to Client. The services to be provided by Consultant will not be in connection with the offer or sale of securities in a capital-raising transaction, and will not directly or indirectly promote or maintain a market for Client's securities.

(a)   Representations and Warranties of Consultant to Client.

      Consultant hereby represents and warrants to Client that Consultant will not engage in activities in connection with the offer or sale of securities of Client in a capital-raising transaction and will not directly or indirectly promote or maintain a market for Client's securities."

B. Section 2 of the Agreement shall be deleted in its entirety and shall read as follows:


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"2.   Consideration.

      Client agrees to pay Consultant, as his fee and as consideration for services provided, 3,333,333 shares of common stock of the Client, which shares shall be issued pursuant to Form S-8. By amendment dated February 23, 2004 Client agrees to pay Consultant an additional 4,000,000 shares of common stock of the Client, which shares shall be registered on Form S-8.

(a)   Transfer Restrictions.

      All certificates representing such shares shall be subject to such stock transfer orders, legends and other restrictions as Client may deem necessary or advisable."

EXECUTED on the date first set forth above.

                                        CLIENT:

                                        NANNACO, INC.


                                        By:_____________________________________
                                        Name: Andrew DeVries, III
                                        Its: President and CEO

                                        CONSULTANT:


                                        By:_____________________________________
                                        Name: Mark Triesch


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